Exhibit 99.1

HENNESSY CAPITAL ACQUISITION CORP.COMMON STOCK AND WARRANTS
TO COMMENCE TRADING SEPARATELY ON MARCH 10, 2014

HOUSTON, TEXAS, March 7, 2014 /PRNewswire/ - Hennessy Capital Acquisition Corp. (the “Company”) (Nasdaq: HCACU) today announced that the holders of the Company’s units may elect to separately trade the common stock and warrants underlying the units commencing March 10, 2014. Those units not separated will continue to trade on the Nasdaq Capital Market under the symbol “HCACU” and the common stock and the warrants are expected to trade under the symbols “HCAC” and “HCACW”, respectively.

The Company is a newly organized blank check company founded by Daniel J. Hennessy and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.  The Company’s acquisition and value creation strategy will be to identify, acquire and, after its initial business combination, to build, a diversified industrial manufacturing or distribution business.

Deutsche Bank Securities acted as sole book-running manager of the offering.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on January 16, 2014.  This press release shall not constitute an offer to sell nor the solicitation of an offer to buy, any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus related to this offering may be obtained from Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005-2836, Attention: Prospectus Group, (800) 503-4611, or email at prospectus.cpdg@db.com.